SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                 FORM 8-K

                              CURRENT REPORT


                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



   Date of Report (Date of earliest event reported) February 7, 1995

                                 NIKE, INC.
             (Exact name of registrant as specified in its charter)


         Oregon                   1-10635                  93-0584541
(State of incorporation)      (Commission File           (IRS Employer
                                   Number)              Identification No.)

 One Bowerman Drive, Beaverton, Oregon                      97005-6453
(Address of principal executive offices)                     (Zip Code)


                               (503) 671-6453
             (Registrant's telephone number, including area code)

Item 5.  OTHER EVENTS

The Registrant issued the following press release on February 7, 1995


BEAVERTON, OR -- February 7, 1995 -- NIKE, Inc. (NYSE: NKE) today announced that it has obtained all required regulatory approvals allowing NIKE to proceed with its Offer to Purchase all of the outstanding common shares of Canstar Sports Inc. for
Canadian $ 27.50 per share in cash.

In connection with the Offer in Canada, NIKE has received approval for the acquisition of Canstar from the Federal
Government under the Investment Canada Act.

NIKE had previously reported that the Canadian Bureau of Competition Policy issued an Advance Ruling Certificate to NIKE approving the Company's proposed acquisition of Canstar. NIKE had also been notified that the U.S. Federal Trade Commission has terminated its review of the acquisition under the Hart-Scott-Rodino Antitrust Improvements Act. NIKE may now proceed with the acquisition under U.S. antitrust laws.

NIKE's Chairman and CEO, Philip H. Knight, said, "We are pleased that these regulatory conditions to our offer for Canstar have been satisfied and we expect that Canstar shareholders will support our offer allowing us to complete the purchase."

As previously announced, NIKE commenced its tender offer, effective January 6, 1995, to acquire all of the outstanding common shares of Canstar at the price of Canadian $27.50 per share. The NIKE tender offer will be open for acceptance until
4:30 p.m. Vancouver time on February 9, 1995 unless withdrawn or extended. The offer is subject to NIKE acquiring at least 80 percent of all the outstanding Canstar shares and to other customary conditions.

NIKE had previously entered into an agreement on December 14, 1994, with the principal shareholders of Canstar, including companies owned or controlled by Canstar Chairman Icaro Olivieri, who together own approximately 46 percent of Canstar's outstanding shares, to acquire those shares at the same price of
Canadian $27.50 per share.

Canstar manufactures and distributes ice skates under the Bauer,
Micron, Mega, Daoust and Lange brand names; in-line roller skates and protective gear under the Bauer brand name; Cooper and Flak hockey protective equipment; Cooper and Bauer hockey sticks; Bauer hockey jerseys and accessories; and Tuuk, ICM and
John Wilson skate blades. Canstar also offers a full selection of products for street, roller and field hockey. Canstar Sports
Inc. is listed on The Toronto Stock Exchange and The Montreal Exchange (HKY), and are quoted on the NASDAQ national market (HKYIF) in the U.S.

NIKE, Inc., based in Beaverton, Oregon, is the world's leading designer and marketer of authentic athletic footwear, apparel and accessories for a wide variety of sports and fitness activities. The company also markets a line of high-quality men's and women's dress and casual shoes through its Cole Haan subsidiary based in Yarmouth, Maine and a full range of licensed headwear through its Sports Specialties subsidiary based in Irvine, California. Total revenues for the trailing twelve months ended November 30, 1994, were $4.1 billion.

SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on the behalf of the undersigned thereto duly authorized.


                                  NIKE, Inc.
                                  An Oregon Corporation

                                  By:  /s/ Robert S. Falcone
                                     _______________________
February 7, 1995
                                     Vice President, Chief
                                     Financial Officer